EXHIBIT 99.1

November 14, 2023

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN AND TWENTY-SIX WEEKS ENDED JULY 1, 2023

Cranford, New Jersey — November 14, 2023 — TOFUTTI BRANDS INC. (OTCQX Symbol: TOFB) issued its results for the thirteen and twenty-six weeks ended September 30, 2023, today.

Net sales for the thirteen weeks ended September 30, 2023 decreased by $381,000, or 13%, to $2,515,000, from net sales of $2,896,000 for the thirteen weeks ended October 1, 2022. Sales of our vegan cheese products decreased to $2,110,000 in the thirteen weeks ended September 30, 2023 from $2,344,000 in the thirteen weeks ended October 1, 2022. Sales of our frozen dessert products decreased to $406,000 in the thirteen weeks ended September 30, 2023, compared to $562,000 for the thirteen weeks ended October 1, 2022. For the thirty-nine-week period ended September 30, 2023, net sales decreased by $1,614,000, or 17%, to $7,724,000, compared to net sales of $9,338,000 for the thirty-nine weeks ended October 1, 2022.

Our gross profit increased to $786,000 for the thirteen weeks ended September 30, 2023 from $427,000 for the thirteen weeks ended October 1, 2022. Our gross profit percentage was 31% for the thirteen weeks ending September 30, 2023, compared to 15% for the thirteen weeks ending October 1, 2022. Our gross profit increased to $2,059,000 for the thirty-nine weeks ended September 30, 2023 from $1,812,000 for the thirty-nine weeks ended October 1, 2022.

We had net income of $110,000, or $0.02 per share (basic and diluted) for the thirteen-weeks ended September 30, 2023 and a net loss of $310,000 or $0.06 per share (basic and diluted), for the thirty-nine weeks ended September 30, 2023, compared to net losses of $192,000, or $0.04 (basic and diluted) per share, and $195,000 or $0.04 basic and diluted per share for the thirteen and thirty-nine weeks ended October 1, 2022, respectively.

As of November 9, 2023, we had approximately $747,000 in cash and our working capital was approximately $3,533,000 compared with approximately $1,072,000 in cash and working capital of $3,625,000 at December 31, 2022. The decrease in cash during the thirty-nine weeks ended September 30, 2023 was primarily due to a decrease in payables.

Mr. Steven Kass, Chief Executive and Financial Officer of the Company stated, “While we are disappointed in our sales performance during the first nine months of 2023, our cash and available capital balances remain strong and we are pleased by our return to profitable operations in the thirteen week period ended September 30, 2023. We believe that we are positioned for improved results,” concluded Mr. Kass.

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes frozen desserts and Tofutti Cutie® sandwiches, and vegan cheese products, such as Better Than Cream Cheese® and Better Than Sour Cream®. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 30, 2023	Thirteen weeks ended October 1, 2022	Thirty-nine weeks ended September 30, 2023	Thirty-nine weeks ended October 1, 2022

Net sales	$2,515	$2,896	$7,724	$9,338
Cost of sales	1,729	2,469	5,665	7,526
Gross profit	786	427	2,059	1,812

Operating expenses:
Selling and warehouse	210	261	802	834
Marketing	103	103	287	370
Research and development	28	26	111	108
General and administrative	333	298	1,018	987
	674	688	2,218	2,299

Income (loss) from operations	112	(261)	(159)	(487)

Other income:
SBA loan forgiveness	-	-	-	165

Income (loss) before interest expense and income taxes	112	(261)	(159)	(322)
Interest expense	1	-	3	-
Loss before income tax	111	(261)	(162)	(322)
Income tax expense (benefit)	1	(69)	148	(127)

Net income (loss)	$110	$(192)	$(310)	$(195)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,154	5,154	5,154

Income (loss) per common share:
Basic	$.02	$(.04)	$(.06)	$(.04)
Diluted	$.02	$(.04)	$(.06)	$(.04)

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$727	$1,072
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $510 and $495, respectively	986	1,305
Inventories	2,547	2,463
Prepaid expenses and other current assets	87	80
Total current assets	4,347	4,920
Operating lease right-of-use assets	100	158
Finance lease right-of-use asset	40	53
Deferred tax assets	183	367
Other assets	19	19
Total assets	$4,689	$5,517
Liabilities and Stockholders’ Equity
Current liabilities:
Income taxes payable	$—	$41
Accounts payable	491	684
Accrued expenses	294	555
Finance lease liability, current portion	15	15
Total current liabilities	800	1,295
Financing lease liabilities, long-term	27	39
Operating lease liabilities	27	85
Total liabilities	854	1,419
Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	310	263
Retained earnings	3,473	3,783
Total stockholders’ equity	3,835	4,098
Total liabilities and stockholders’ equity	$4,689	$5,517